Exhibit 99.1

Leatt Corp. Announces 2012 Third Quarter Results

CAPE TOWN, South Africa, November 14, 2012 – Leatt Corporation (OTCQB: LEAT) today announced results for its third quarter and nine months ended September 30, 2012. Leatt Corp is a global developer, marketer and distributor of personal protective equipment for all forms of sports, especially extreme motor sports; products include the flagship Leatt-Brace®, a neck brace system designed to help prevent potentially devastating injuries to the cervical spine (neck) for helmeted sports.

“Our protective gear continued to make a larger revenue contribution for the period,” commented Sean Macdonald, Leatt Corp’s Chief Executive Officer. “But it was a challenging quarter for us as the third quarter of 2011 included stocking orders for a major new original equipment manufacturing (OEM) partner in Europe, and that customer is not expected to re-stock prior to the first quarter of 2013. In addition, during the second quarter of 2012, we terminated a relationship with a previous OEM partner, and although the replacement OEM partner is expected to show improved sales of our products, there was a period of time between the old and the new OEM partner when product sales languished. These changes impacted our year-over-year results, particularly for the Company’s flagship Leatt braces developed for OEM customers during the 2012 period. Our bottom line for the third quarter was also impacted by a significant increase in professional fees in connection with litigation and with the implementation of several steps toward our new status as a fully reporting U.S. public company. We expect that there will be an upturn in sales for the fourth quarter, although the year overall is expected to be marginally down. We expect higher year-over-year comparisons in 2013.

For the nine months ended September 30, 2012, revenues were $10.5 million, with a net loss of $552,204, or $0.00 per share, as compared to $11.5 million, with net income of $318,575, or $0.0611 per share, for the first nine months of 2011. For the three months ended September 30, 2012, revenues were $2.7 million, with net loss of $755,584, or $0.00 per share, compared to revenues of $3.6 million, with net income of $147,443, or $0.0283 per share, for the third quarter of 2011.

Leatt’s cash and cash equivalents increased to $1.3 million as of September 30, 2012, and its current ratio was strong at 3:1. Cash generated from operating activities during the first nine months of 2012 was $1.0 million. The Company has no long term debt and a short-term note for $617,000 reported on the December 31, 2011 balance sheet, was paid off.

Mr. Macdonald went on to say, “We are pleased with our increasing cash position which has enabled us to continue development of new products for introduction to the market. We have developed revised versions of our GPX Club and Adventure off road braces, our new Race and Trail line, to make them more comfortable for the athletes who use them and to stimulate brace sales. These new braces were introduced to the market, along with our new body protection products a few weeks ago and have seen some success in the market place. We expect to introduce new body protection products for mountain bikes and motor sports within the next year.”

The Company has had a number of successes during the last three quarters, including the following highlights:

  New SFI Approval: On November 1, 2012, the SFI Foundation, Inc. (SFI) notified the Company that its new MRX neck brace for automobile racing had been certified in the SFI’s 38.1 Head and Neck Restraint System Program through October 2014. SFI is a non-profit organization established to issue and administer standards for specialty/performance automotive and racing equipment and SFI testing is compulsory for neck protection used in automotive racing in the United States.
  Jörn Steffens: Leatt welcomed the addition of Jörn Steffens to its research and development team as a product development and design consultant. Mr. Steffens brings over 20 years of knowledge and experience of the research and development processes in the motorcycle clothing and accessories industries and functional clothing in general, as well as of global design, sourcing and production management. Prior to joining Leatt, Mr. Steffens was a part of the management team at the MAT Group, where he served two years as the Business Unit Manager for its Apparel and Body Protection department, and three years as its Business Development Manager, and prior to that Mr. Steffens served as Manager of Leidel & Kracht Schaumstoff-Technik GmbH’s Body Protection Division.
  Patent Victory: On October 10, 2012, the Opposition Division of the European Patent Office upheld the validity of the Company’s licensed European patent for its neck brace and rejected Alpinestars S.P.A.’s challenge of its validity.
  London Summer Games: A number of the competitors in both men’s and women’s BMX events in the London Summer Games wore custom Leatt Braces, including 4 of the 8 finalists in the women’s event.
  SEC Reporting: Leatt became an SEC reporting Company at the end of the second 2012 quarter and timely filed its first periodic report (a Form 10-Q) with the SEC on August 13, 2012. The Company’s change in status also resulted in an upgrade of the Company’s stock quotation to the QB tier of the OTC Market.

Business Outlook

Leatt anticipates that the market demand for its products, especially its new protective products, will increase through the next twelve months, despite the volatile macro-economic environment.

“While we expect continued fluctuations in orders for products developed for OEM customers, we plan to continue marketing our flagship Leatt Brace and our new protective products globally, and to seek ways to expand the range of sports in which our safety and protective products may be utilized,” continued Mr. Macdonald. “We expect to introduce our new SFI certified automobile brace to markets, which we expect will generate better results for the Company in the coming year. SFI testing is compulsory for neck protection used in automotive racing in the United States and we believe that SFI certification was a significant milestone in the introduction of our products into the U.S. automobile racing market.”

Conference Call / Webcast

Thursday, November 15 at 11:00 am ET (8 a.m. Pacific) a conference call will be held to review the LEAT third quarter 2012 results. Interested parties should call 877-317-6789 (domestic) or +1-412-317-6789 (international), to access the call.

You may also access this call via the Internet by visiting the company's website at www.leatt-corp.com and clicking on the webcast link. Access to the webcast will be available for 30 days.

For those who are unavailable to listen to the live broadcast, a replay will be available for one week and can be accessed by dialing 877-344-7529 (domestic) and 412-317-0088 (international) and using conference number 10021282.

About Leatt Corporation

Leatt Corporation develops, distributes and markets personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit: www.leatt-corp.com | www.leatt.com

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the financial outlook of the Company; the significance of SFI certification of the Company’s new MRX products; the ability of the Company to continue successful marketing of the Leatt Brace and its new protective products globally as well as expand the range of sports in which its products are used; the general ability of the Company to achieve its commercial objectives, including the Company’s plan to develop and introduce its new MRX and body armor products and in turn generate better results in the 2012 fourth quarter or in the coming year; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt-brace.com
+ (27) 21 557 7257

Allen & Caron, Inc.
Rudy Barrio (Investors)
r.barrio@allencaron.com
(212) 691-8087

- Financial Tables Follow -

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS
	September 30	December 31
	2012	2011
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$1,340,354	$1,084,806
Short-term investments	310,951	310,329
Accounts receivable	1,835,630	2,993,681
Inventory	4,445,773	3,679,223
Payments in advance	130,759	179,653
Income tax refunds receivable	1,991	-
Deferred tax asset	47,000	47,000
Prepaid expenses and other current assets	43,524	825,817
Total current assets	8,155,982	9,120,509
Property and equipment, net	1,227,808	1,372,521
Other Assets
Deposits	44,647	33,509
Intangible assets	113,608	116,230
Total other assets	158,255	149,739
Total Assets	$9,542,045	$10,642,769
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,381,416	$2,171,456
Customer deposits	-	265
Income taxes payable	-	148,000
Short term loan, net of finance charges	-	617,010
Total current liabilities	2,381,416	2,936,731
Deferred tax liabilities	99,839	100,000
Commitments and contingencies
Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,200,623 shares issued and outstanding	130,008	130,008
Additional paid - in capital	7,297,190	7,286,865
Accumulated other comprehensive income	196,249	199,618
Accumulated deficit	(565,657)	(13,453)
Total stockholders' equity	7,060,790	7,606,038
Total Liabilities and Stockholders' Equity	$9,542,045	$10,642,769

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues	$2,689,157	$3,582,144	$10,481,585	$11,490,294
Cost of Revenues	1,317,056	1,499,775	4,715,416	4,518,438
Gross Profit	1,372,101	2,082,369	5,766,169	6,971,856
Operating Expenses
Salaries and wages	547,144	526,019	1,613,684	1,576,776
Commissions and consulting expenses	122,987	101,420	371,057	399,499
Professional fees	310,696	99,974	864,448	533,635
Advertising and marketing	429,421	192,349	968,501	963,244
Office rent and expenses	66,015	65,482	206,348	188,958
Research and development costs	255,982	340,275	777,437	952,815
Bad debts	-	-	-	2,043
General and administrative expenses	528,407	561,980	1,574,650	1,597,273
Depreciation	102,496	119,539	318,390	284,173
Total operating expenses	2,363,148	2,007,038	6,694,515	6,498,416
Income (Loss) from Operations	(991,047)	75,331	(928,346)	473,440
Other Income
Interest and other income, net	130,463	72,112	377,102	96,735
Total other income	130,463	72,112	377,102	96,735
Income (Loss) Before Income Taxes	(860,584)	147,443	(551,244)	570,175
Income Taxes	(105,000)	-	960	251,600
Net Income (Loss) Available to Common Shareholders	$(755,584)	$147,443	$(552,204)	$318,575
Net Income (Loss) per Common Share
Basic	$0.000	$0.0283	$0.000	$0.0611
Diluted	$0.000	$0.0283	$0.000	$0.0611
Weighted Average Number of Common Shares Outstanding
Basic	5,200,623	5,200,312	5,200,623	5,210,816
Diluted	5,200,623	5,200,312	5,200,623	5,210,816
Comprehensive Income (Loss)
Net Income (Loss)	$(755,584)	$147,443	$(552,204)	$318,575
Other Comprehensive Income, net of $-0- deferred income taxes
Foreign currency translation	5,293	(282,987)	(3,369)	(299,905)
Total Comprehensive Income (Loss)	$(750,291)	$(135,544)	$(555,573)	$18,670

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

						Accumulated
						Other
	Preferred Stock A		Common Stock		Additional	Comprehensive	(Accumulated
	Shares	Amount	Shares	Amount	Paid - In Capital	Loss	Deficit)	Total
Balance, January 1, 2012 - as previously reported	3,000,000	$3,000	130,007,807	$130,008	$7,286,865	$199,618	$(13,453)	$7,606,038
Reverse Stock Split	(2,880,000)	-	(124,807,184)	-	-	-	-	-
Balance, January 1, 2012 - as adjusted	120,000	$3,000	5,200,623	$130,008	$7286,865	$199,618	$(13,453)	$7,606,038
Compensation cost recognized in connection with stock options	-	-	-	-	10,325	-	-	10,325
Net loss	-	-	-	-	-	-	(552,204)	(552,204)
Foreign currency translation adjustment	-	-	-	-	-	(3,369)	-	(3,369)
Balance, September 30, 2012	120,000	$3,000	5,200,623	$130,008	$7,297,190	$196,249	$(565,657)	$7,060,790

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

	2012	2011
Cash flows from operating activities
Net income (loss)	$(552,204)	$318,575
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	318,390	284,173
Deferred income taxes	(161)	(1,412)
Stock-based compensation	10,325	-
Bad debts	-	5,443
Gain on disposal of property and equipment	(7,851)	-
(Increase) decrease in:
Accounts receivable	1,158,051	371,036
Inventory	(766,550)	(2,001,380)
Payments in advance	48,894	(46,318)
Prepaid expenses and other current assets	782,293	595,690
Income tax refunds receivable	(1,991)	40,300
Deposits	(11,138)	(1,164)
Increase (decrease) in:
Accounts payable and accrued expenses	209,960	947,620
Income taxes payable	(148,000)	299,425
Customer deposits	(265)	(59,281)
Net cash provided by operating activities	1,039,753	752,707
Cash flows from investing activities
Capital expenditures	(94,201)	(447,341)
Proceeds from sale of property and equipment	7,851	-
Increase in short-term investments, net	(622)	(783)
Net cash used in investing activities	(86,972)	(448,124)
Cash flows from financing activities
Repurchase of common stock	-	(81,417)
Repayments of short-term loan, net	(617,010)	(631,430)
Net cash used in financing activities	(617,010)	(712,847)
Effect of exchange rates on cash and cash equivalents	(80,223)	(121,452)
Net increase (decrease) in cash and cash equivalents	255,548	(529,716)
Cash and cash equivalents - beginning of period	1,084,806	1,235,107
Cash and cash equivalents - end of period	$1,340,354	$705,391
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$122	$430
Cash paid for income taxes	$960	$800
Other noncash investing and financing activities Common stock issued for services	$10,325	$-